SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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Check the appropriate box:

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[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                                    OMI CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

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        pursuant to Exchange Act Rule 0-11:*

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[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting
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     statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

         -------------------------------------------------------

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     4)  Date Filed:

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

                [logo]

                OMI CORP. o  90 Park Avenue o  New York, NY 10016

                                                       April 10, 1997

DEAR STOCKHOLDER:

     You are cordially invited to attend the 1997 annual meeting of OMI Corp. stockholders to be held at The New York Helmsley Hotel, Knickerbocker Suite, Salon D, third floor, 212 East 42nd Street, New York, New York, on Tuesday, May 13, 1997, at 9:00 in the morning.

     Matters to be considered and acted upon by our stockholders include the election of directors and ratification of the appointment of OMI Corp.'s certified public accountants. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

     The vote of every stockholder is important regardless of the number of shares owned. Accordingly, your prompt cooperation in signing, dating, and mailing the enclosed proxy will be appreciated.

                                     Sincerely,


                                     /s/ CRAIG H. STEVENSON, JR.
                                     -------------------------------------
                                     Craig H. Stevenson, Jr.
                                     President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF OMI CORP.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OMI Corp. will be held in the Knickerbocker Suite, Salon D, third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on Tuesday, May 13, 1997, at 9:00 a.m. (Eastern Daylight Savings Time), for the following purposes:

          (1) To elect three directors (Class II) for a three-year term, each to hold office until his or her successor shall be duly elected and qualified;

          (2) To ratify the appointment of Deloitte & Touche LLP as auditors of OMI Corp. and various subsidiaries for the year ending December 31, 1997; and

          (3) To consider and act on such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 1, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     A complete list of the stockholders entitled to vote at the meeting will be located at the offices of OMI Corp., 90 Park Avenue, New York, New York, at least 10 days prior to the meeting.

                                       By Order of the Board of Directors


                                       /s/ FREDRIC S. LONDON
                                       ------------------------------------
                                       Fredric S. London
                                       Secretary

New York, NY
April 10, 1997

                                    IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

PROXY STATEMENT

     The following statement is submitted to stockholders in connection with the solicitation of proxies for the Annual Meeting of Stockholders of OMI Corp. ("OMI" or the "Company") to be held May 13, 1997. This proxy is being mailed to holders of record on or about April 10, 1997, concurrently with the Company's 1996 Annual Report. OMI's corporate headquarters is located at 90 Park Avenue, New York, New York 10016, but the Annual Meeting will be held in the Knickerbocker Suite, Salon D, third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York. A proxy for this meeting is enclosed.

     The purposes of the meeting are:

          (1) to elect three directors for a three-year term, each to hold office until his or her successor shall be duly elected and qualified;

          (2) to ratify the appointment of Deloitte & Touche LLP as auditors of OMI and various subsidiaries for the current year; and

          (3) to consider and act on such other business as may properly come before the meeting.

     The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of OMI. The cost of this solicitation will be paid by OMI. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, form of proxy and Proxy Statement, which are enclosed. The solicitation will be conducted principally by mail, although directors, officers and employees of OMI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals and OMI will reimburse such persons for their expenses in so doing. OMI is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee of $6,500.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and voted in accordance with the specifications, if any, made on the proxy. If no specification is made, the proxies will be voted FOR the management slate of directors and FOR the ratification of the appointment of Deloitte & Touche LLP as auditors. A proxy is revocable at any time prior to being voted by giving written notice to the Secretary of OMI or by attending the meeting and voting in person.

VOTING SECURITIES

     As of April 1, 1997, the record date for the meeting, OMI had outstanding 42,805,394 shares of common stock, par value $.50 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote per share on all matters to come before the meeting, including the election of directors. The election for each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock cast in the election of directors. Broker non-votes will not be treated as votes cast with respect to any matter presented at the Annual Meeting and abstentions will be treated as negative votes on all matters other than election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a) The following table sets forth, as of March 31, 1997, certain information with respect to (i) each person known to OMI to be the beneficial owner of more than five percent (5%) of OMI's Common Stock, which is the only class of outstanding voting securities, (ii) each director, (iii) each of certain executive officers and (iv) all directors and all executive officers as a group:

Name and Address of                  Amount and Nature of      Percent
 Beneficial Owner                  Beneficial Ownership (1)   of Class
-------------------                ------------------------   --------
 Norwest Corporation                      4,137,634             9.7%
 Norwest Center
 Sixth and Marquette
 Minneapolis, Minnesota 55479-1026

 Wellington Management Co.                3,147,500             7.3%
 75 State Street
 Boston, Massachusetts 02109

 Lindner Growth Fund                      2,469,200             5.8%
 7711 Carondelet Ave., Suite 700
 P. O. Box 16900
 (Clayton) St. Louis, Missouri 63105

 Jack Goldstein                             440,925(2)          1.03%

 Craig H. Stevenson, Jr.                    186,513             *

 Robert L. Bugbee                            39,899             *

 Vincent J. de Sostoa                       127,502             *

 Richard J. Halluska                         73,856(3)          *

 Fredric S. London                          156,871             *

 Livio M. Borghese                          113,500             *

 Constantine G. Caras                        15,000(4)          *

 Steven D. Jellinek                          11,000(5)          *

 Michael J. Klebanoff                       269,737             *

Name and Address of                  Amount and Nature of        Percent
 Beneficial Owner                  Beneficial Ownership (1)     of Class
-------------------                ------------------------     ---------
Emanuel L. Rouvelas                         23,000(6)              *

Marianne K. Smythe                          10,000                 *

All directors and executive
  officers as a group
  (19 persons)                           1,812,389             4.23%

---------------

  *  Represents holdings of less than one percent.

(1) Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to executive officers, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI Incentive Stock Option Plan, OMI Non-Qualified Stock Option Plan, OMI 1990 Equity Incentive Plan, OMI 1995 Incentive Equity Plan and board resolution; restricted stock granted under the OMI 1990 Equity Incentive Plan, OMI 1995 Incentive Equity Plan and board resolution; and shares held under the OMI Corp. Savings Plan. With respect to non-employee directors, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI 1995 Stock Option Plan for Non-Employee Directors.

(2)  Includes 12,500 shares owned jointly with Mr. Goldstein's spouse.

(3)  Includes 4,000 shares owned jointly with Mr. Halluska's spouse.

(4)  Includes 5,000 shares owned jointly with Mr. Caras' spouse.

(5)  Includes 1,000 shares owned jointly with Mr. Jellinek's spouse.

(6)  Includes 13,000 shares owned jointly with Mr. Rouvelas' spouse.

ELECTION OF DIRECTORS

     Pursuant to OMI's Restated Certificate of Incorporation, as amended, and By-Laws, the Board of Directors of OMI is divided into three classes as set forth in the following table. Each Class consists of three directors. The directors in each class hold office for staggered terms of three years. The three Class II directors, Constantine G. Caras, Michael Klebanoff and Marianne
K. Smythe, whose present terms expire in 1997, are being proposed for reelection for new three year terms (expiring in 2000) at this Annual Meeting.

     All nominees in Class II are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as Proxies have discretionary authority to vote for a substitute nominee named by Management, or Management may reduce the number of directors to be determined and elected.

     The Board of Directors recommends a vote in favor of the election of the nominees for directors.

     The following table sets forth certain information regarding the members of and nominees for the Board of Directors:


                                          Class and
                                           Year in                                                                First
 Name and Other                           Which Term            Principal                                        Became a
   Information              Age          Will Expire            Occupation                                        Director
 --------------             ---          ------------           ----------                                       ---------
                NOMINEES FOR ELECTION AT THE 1997 ANNUAL MEETING

Constantine G. Caras        58            Class II       Retired, (formerly Executive Vice President              11/16/83
                                          1997           of Ogden Corporation)

Michael Klebanoff           76            Class II       Chairman Emeritus of OMI Corp.                           01/29/69*
                                          1997

Marianne K. Smythe          54            Class II       Partner, Wilmer, Cutler & Pickering                      07/11/95
                                          1997           Washington, DC

                        DIRECTORS WHOSE TERMS CONTINUE

Craig H. Stevenson, Jr.     43            Class III      President and Chief Executive Officer                    05/23/95
                                          1998           of OMI Corp.

Jack Goldstein              58            Class III      Chairman of the Board of OMI Corp.                       06/11/86
                                          1998

Steven D. Jellinek          57            Class III      Chairman of the Board and Executive Vice                 09/17/91
                                          1998           President, Jellinek, Schwartz & Connolly, Inc.

Livio M. Borghese           58            Class I        Chairman, Curtis Industries, Inc.                        01/24/89
                                          1999

Emanuel L. Rouvelas         52            Class I        Partner, Preston Gates Ellis & Rouvelas                  01/24/89
                                          1999           Meeds, Washington, DC

-------------

  * Mr. Klebanoff was a director of OMI during the time that OMI was a wholly-owned subsidiary of Ogden Corporation and before the distribution of OMI stock to the Ogden Corporation common stockholders.

            ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     During 1996, there were six Board of Directors' meetings of OMI. Messrs. Caras and Klebanoff and Mrs. Smythe, incumbent directors being nominated for reelection, attended at least five of the meetings of the Board. All other directors attended at least five of the meetings of the Board.

     The Audit Committee, comprising Messrs. Jellinek and Rouvelas, recommends to the Board the auditors to be appointed by the Company, reviews the results of each year's audit, evaluates any recommendations the auditors may propose with respect to the Company's internal controls and procedures and oversees the responses made to any such recommendations.

     The Compensation Committee, comprising Messrs. Borghese, Caras and Ms. Smythe, reviews and determines the compensation of the Company's executives. In 1996, the Audit Committee met twice for the purpose of reviewing audit procedures and inquiring into financial, legal, and other matters, and the Compensation Committee met three times, which includes one telephonic meeting, for the purpose of reviewing overall compensation and employee benefit practices and programs. The Company does not have a nominating or similar committee.

     In 1996, Mr. Caras retired as Executive Vice President of Ogden Corporation, a position he had held since 1990. He was the Executive Vice President and Chief Administrative Officer of Ogden Allied Services Corporation from 1986 to 1990. Mr. Klebanoff, who was President of the Company from 1969 to 1983, was the Chairman of the Board of OMI from 1983 until his resignation as Chairman in November 1995. Ms. Smythe has been a Partner in the law firm of Wilmer, Cutler & Pickering since 1993. Prior thereto, Ms. Smythe was a Director of the Division of Investment Management with the U.S. Securities and Exchange Commission from 1991 to 1993.

     Mr. Stevenson was appointed Chief Executive Officer effective January 1, 1997 and President in November 1995. He was elected Executive Vice President and Chief Operating Officer in November 1994, and Senior Vice President/Chartering of the Company in August 1993. For five years prior thereto, he was President of Ocean Specialty Tankers Corp. a marketing manager for several of the Company's chemical tankers, then owned by the Company. Mr. Goldstein was appointed Chairman of the Board in November 1995 and resigned as Chief Executive Officer effective December 31, 1996. He was elected President and Chief Executive Officer of OMI in April 1986. Prior thereto, Mr. Goldstein was Vice President of Overseas Shipholding Group, Inc. Since 1984, Mr. Jellinek has been Chairman of Jellinek, Schwartz & Connolly, Inc., a firm specializing in legislative and regulatory policy, strategic analysis and research management in the areas of environment, energy and health.

     Mr. Borghese is presently Chairman of Curtis Industries, Inc. From October 1988 to December 1989, Mr. Borghese served as Chairman, International Investment Banking of Prudential-Bache Capital Funding and from 1990 to 1992, he was Chairman of Borghese Triguboff Investment Corporation. Prior thereto, Mr. Borghese was a Senior Managing Director and member of the Executive Committee of Bear Stearns & Co., Inc. Mr. Rouvelas has been a Partner in the law firm of Preston Gates Ellis & Rouvelas Meeds since 1974.

     Mr. Borghese is a director of United Kingdom Fund, Inc., Curtis Industries, Inc., Noel Group, Inc. and Revco D. S., Inc.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     See Compensation Committee Interlocks and Insider Participation.

                            COMPENSATION OF DIRECTORS

     Directors who are also officers or employees of the Company do not receive any fees or remuneration for services as members of the Board of Directors or of any Committee thereof. Each non-employee director in 1996 was compensated $20,000 annually and $750 per board and committee meeting attended.

     Also, each non-employee director who first becomes an eligible director after May 23, 1995, receives a one-time grant of 30,000 shares of OMI Common Stock in accordance with, and subject to the terms of, the OMI Stock Option Plan for Non-Employee Directors.

EXECUTIVE COMPENSATION

     The Summary Compensation Table shows the compensation for the past three years of each of the Company's six most highly compensated executive officers including the Chief Executive Officer (the "named executive officers").


                           SUMMARY COMPENSATION TABLE
                                                                                    Long Term
                                              Annual Compensation             Compensation Awards
                                   ---------------------------------------  ------------------------
                                                                  Other     Restricted
                                                                 Annual       Stock                           All Other
       Name and                                               Compensation    Awards       Options/          Compensation
  Principal Position        Year   Salary ($)    Bonus ($)        ($)         ($)(1)      SARs(#)(2)            ($)(3)
  ------------------        ----   ----------    ---------    ------------  -----------   ----------         ------------
 Jack Goldstein             1996    391,400        0              0                0            0                18,500
 Chairman of the Board      1995    380,000        0              0                0            0                34,549
                            1994    380,000        0              0                0            0                30,000

 Craig H. Stevenson, Jr.    1996    300,000        0              0                0            0                18,714
 President and Chief        1995    265,000        0              0          325,000       60,000                30,663
 Executive Officer          1994    225,000        0              0           99,375       40,000                27,306

 Vincent J. de Sostoa       1996    231,750        0              0                0            0                20,516
 Sr. Vice President,        1995    225,000        0              0           97,500       30,000                30,365
 Chief Financial Officer    1994    225,000        0              0                0            0                26,824
  and Treasurer

 Fredric S. London          1996    224,500        0              0                0            0                19,718
 Sr. Vice President,        1995    218,000        0              0           97,500       30,000                29,287
 General Counsel and        1994    218,000        0              0                0            0                27,242
 Secretary

 Robert Bugbee              1996    206,000        0              0                0       10,000                20,521
 Sr. Vice President/        1995    146,154        0              0           97,500       60,000                26,998
 Commercial                 1994      --           --            --              --           --                    --

 Richard J. Halluska        1996    200,000        0              0                0            0                19,718
 Sr. Vice President/        1995    145,577        0              0           97,500       30,000                25,734
 Operations                 1994    120,000        0              0                0            0                20,044


----------------

(1) The number and value of restricted stock holdings of each of the named executive officers on December 31, 1996 was 200,000 and $1,750,000 (Mr. Goldstein); 65,000 and $568,750 (Mr. Stevenson); 27,000 and $236,250 (Mr.
     de Sostoa); and 15,000 and $131,250 (for each of Messrs. Bugbee, Halluska and London). The value of the restricted stock is determined by multiplying the total shares held by the closing price of OMI's common stock on the New York Stock Exchange on December 31, 1996 ($8.75). To the extent dividends are declared on OMI Common Stock, dividends will be paid to these holders of restricted stock with respect to their holdings; however, dividends paid in stock or other property will be subject to the same restrictions as the holder's of restricted stock.

(2) Options granted under the OMI 1990 Equity Incentive Plan or the OMI 1995 Incentive Equity Plan to the named executive officers, with the exception of Mr. Stevenson who was granted options in 1994 pursuant to a stock option and restricted stock award agreement between Mr. Stevenson and the Company as an inducement to enter into employment. OMI did not grant any stock appreciation rights ("SARs") in calendar year 1994, 1995 or 1996.

(3) Includes amounts deferred or contributed under the OMI Corp. Savings Plan on behalf of the named executive officers at a value for 1996 of $14,000 for (Messrs. Goldstein, de Sostoa, London, Bugbee and Halluska) and $13,500 (Mr. Stevenson) and a 3% discretionary award of $4,500 for (Messrs. Goldstein, Stevenson, de Sostoa, London, Bugbee and Halluska); payment of international tax return preparation expense $1,625 (Mr. Bugbee); and amounts reflecting the cost of group-term life insurance coverage over $50,000 for the named executive officers, with the exception of Mr. Goldstein, for a combined value for 1996 of $90, 687 for all of the named executive officers.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Stevenson, de Sostoa, London, Bugbee and Halluska and its Vice Presidents which provide for an annual base salary and a performance incentive bonus. The base salary is the amount paid in the previous year plus any raise granted by the Board of Directors. Under the contracts, bonuses are paid at the discretion of the Board of Directors. Each of these agreements also provide that if the employee (i) is terminated without cause, (ii) voluntarily terminates his employment within 90 days of a relocation or reduction in compensation or responsibilities, or (iii) is disabled, such employee will continue to receive base salary and other benefits until December 31, 1998 or twelve months from the date of termination of employment, whichever is later. In addition, if any such employee's employment is terminated without cause (other than for reasons of disability) within 2 years following a Change of Control (as defined in OMI's Separation Allowance Program), OMI will pay such employee an amount equal to 3 times the sum of his then current base salary and his maximum incentive bonus. The Company also has an employment agreement with Mr. Goldstein upon similar terms as above, except it is for a period ending December 31, 2001, with the Company having an option to terminate the agreement upon proper notice and one year's payment at year-end 1998 and (ii) above is inapplicable.

OPTION GRANTS IN 1996.

     The following table shows information concerning stock options granted to the named executive officers during calendar year 1996, pursuant to the OMI 1995 Incentive Equity Plan. OMI did not grant any stock appreciation rights ("SARs") during calendar year 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Grant Date
                                                    Individual Grants                              Value (2)
                          --------------------------------------------------------------------    -----------
                                              % of Total
                                                Options                                             Grant
                           Number of           Granted to         Exercise or                        Date
                            Options             Employees          Base Price      Expiration       Present
  Executive Officer        Granted (1)        in fiscal Year      (per Share)         Date          Value ($)
  -----------------       --------------      ---------------      -----------      ----------     -----------
Robert L. Bugbee             10,000               100%                $7.50          6/28/2005       $57,200


--------------

(1) Options for the named executive officer were granted on December 2, 1996. One-third of the options became exercisable on December 28, 1996 and the remaining options will become exercisable in one-third increments on June 28, 1997 and June 28, 1998, subject to the terms of the options.

(2) The grant-date valuation alternative was calculated using the Black-Scholes pricing model with an expected volatility of .36, risk free average interest rate of 5.5%, zero dividend rate, and an expected five year term.

AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTIONS VALUES.

     The following table shows the exercise of stock options or tandem SARs during fiscal year 1996 by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                             Number
                          of Securities                        Number of Unexercised               Value of Unexercised
                            Underlying                        Options/SARs at Fiscal           In-the-Money Options/SARs
                           Options/SAR's     Value               Year End (#)(1)                at Fiscal Year End ($)(2)
                             Exercised     Realized       ------------------------------      ------------------------------
Name                            (#)           ($)         Exercisable/     Unexercisable      Exercisable/     Unexercisable
----                       -------------   --------       ------------     -------------      -------------    -------------
Jack Goldstein ...........    28,000        $77,000         100,000                0            $362,500         $      0
Craig H. Stevenson, Jr. ..         0              0          60,000           40,000             148,800           97,600
Vincent J. de Sostoa .....         0              0          57,340           20,000             106,845           48,800
Fredric S. London ........         0              0          82,000           20,000             199,150           48,800
Robert L. Bugbee .........         0              0          23,332           46,668              65,429          130,868
Richard J. Halluska ......    23,000         77,425          15,500           20,000              24,400           48,800


--------------

(1) Under the Company's stock option plans, options generally vest over periods of three to five years, are granted at an exercise price of not less than 100% of the fair market value of the stock subject to the option on the date of the grant of the option and are exercisable over a period of not more than ten years from the date of grant.

(2) Based on the closing price of OMI's common stock on the New York Stock Exchange on December 31, 1996 of $8.75.

REPORT ON SENIOR EXECUTIVE COMPENSATION
BY THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

     OMI's senior executive compensation program is designed to ensure that OMI can attract and retain executives who will contribute to OMI's success by their ability, ingenuity and industry, and to enable these executives to participate in the long-term success and growth of OMI by giving them a proprietary interest in OMI. OMI's senior executive compensation program recognizes and encourages individual skills, commitment to corporate goals, and contributions to Company and shareholder interests.

COMPENSATION PHILOSOPHY

     OMI's senior executive compensation program, which governs compensation paid to senior executive officers (OMI's Chief Executive Officer and next four highest paid executive officers whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1996) as well as other senior executives, is designed to:

o encourage senior executives to identify with the goals and objectives of the Company and to reward the achievement of those goals and objectives;

o acknowledge individual contributions of executives in achieving corporate goals;

o encourage executives to be creative and aggressive, within the bounds of sound reason, in working toward Company and shareholder objectives;

o sufficiently relate compensation to performance to encourage highly focused attention to corporate goals, while at the same time incorporating recognition of the cyclical nature of the shipping industry;

o provide an appropriate mix of short and long-term compensation to reward both current performance and future commitment to OMI; and

o establish a working environment that encourages talent, rewards good judgment, and maintains a quality working environment.

     In the highly cyclical bulk shipping market, the knowledge and judgment of a company's senior executives are particularly critical to the success of the enterprise. A lost opportunity may not be presented again for many years. Therefore, OMI's senior executive compensation program takes into account not only the normal financial considerations, but also, through discussions with the Company's senior executives and through presentations at Board of Directors' meetings, an assessment of how well the executive has judged and reacted to the problems and opportunities presented to OMI in the course of market changes.

     OMI's senior executive compensation program, which is based on an assessment undertaken by an independent compensation consultant, includes base salary, bonus, stock options and grants of restricted stock. Total compensation considerations include factors such as earnings per share, cash flow, stock price, strategic decisions that will position the Company for future long-term success, continued efforts to improve the efficiency, quality and safety of shipping operations and efforts to develop and improve the business of the Company. No specific weights are assigned to any factors, except in connection with payment of bonuses as described below. The Compensation Committee makes a subjective judgment based on consideration of all factors.

ANNUAL COMPENSATION

     Base salaries of OMI's Chief Executive Officer and other named executive officers are listed in the Executive Compensation Table on page 6. Base salaries are reviewed annually by the Compensation Committee. Upward adjustments to base salaries are determined by an assessment of the base salaries included in employment contracts for the Chief Executive Officer and the other named executive officers, recent issues and difficulties addressed by the Chief Executive Officer and the other named executive officers, efforts expended to carry out job responsibilities, general pay practices of similar companies with similar job categories and internal equity considerations. OMI tries to maintain a competitive salary structure in comparison to the median salaries paid in the shipping industry in order to attract and retain the highly qualified individuals necessary to ensure

OMI prospers and rewards shareholder confidence. While being within this competitive range, OMI's salary for its Chief Executive Officer is still at the low end of this range and considered moderate for the shipping industry. For comparison purposes, the Compensation Committee considered the salaries paid to reasonably comparable job categories by transportation companies included in the Dow Jones Transportation Average Index and the Dow Jones Marine Transportation Index.

     OMI's Chief Executive Officer and senior executive officers are also eligible to receive annual bonuses. Bonuses, along with increases in base salaries, provide the short-term incentive portion of executive compensation at OMI. The Board of Directors approved a bonus plan which provides bonuses based exclusively on the Company's cash flow and stock price and upon the performance of the individual executive. In 1994, 1995 and 1996, no bonuses were paid due to the continuing losses of the Company. Bonuses reflecting the improved performance of the Company during 1996 were paid in March of 1997. No raises were given at the end of 1994 to the named executive officers except for Mr. Stevenson who was hired in 1993 and assumed additional duties upon being named Executive Vice President and Chief Operating Officer. At the end of 1995 and effective for 1996, raises of approximately 3% were given to the named executive officers, except for Messrs. Stevenson, Bugbee and Halluska who received larger raises in connection with increased duties. All of the named executives were given raises at the end of 1996 in accordance with their relative duties and performance.

LONG-TERM COMPENSATION AWARDS

     OMI's compensation program also includes long-term compensation awards for OMI's Chief Executive Officer and senior executive officers. Long-term compensation awards granted from 1994 through 1996 are listed on page 6. Options to purchase common stock can be granted to the Chief Executive Officer and the other named executive officers as part of OMI's effort to encourage and reward effective leadership and significant contributions to OMI's long-term growth and development. The long-term incentive portion of the senior executive compensation plan also creates further identity of interest between senior executives and shareholders. Stock options are considered annually for the Chief Executive Officer and the other named executive officers, based on financial, operational, and personal performance considerations, including, with respect to both individual awards and the total number awarded, the Company's cash position. There were no stock options granted in 1996 to the named executive officers, except for Mr. Bugbee. These options encourage long-term commitment to OMI by its Chief Executive Officer and the other named executive officers. Pursuant to OMI's 1990 Equity Incentive Plan and OMI's 1995 Incentive Equity Plan, the option price per share purchasable under a stock option is not permitted to be less than 100% of the fair market value of the stock, subject to the option, on the date of the grant of the option. Only an increase in the value of the stock will result in additional compensation, linking this portion of the compensation directly to the long-term success of the Company and the long-term interests of its shareholders.

     The long-term incentive portion of OMI's senior executive compensation program also includes annual consideration of the grant of restricted OMI common stock to senior executive officers. The grant of restricted stock provides an additional long-term incentive for the Chief Executive Officer and senior executive officers who provide outstanding leadership for the Company. Pursuant to OMI's 1995 Incentive Equity Plan, restricted stock grants can be given in combination with stock options or alone and are based on individual and Company performance. OMI's grants of restricted stock vest over periods of three to five years (except for an outstanding award of restricted stock granted to the Chief Executive Officer which vests over a ten-year period), providing an incentive for the officers to make a long-term personal investment in the growth and development of OMI. There were no grants of restricted stock in 1996. There will be no further options granted nor restricted stock awarded under any existing plan other than the OMI's 1995 Incentive Equity Plan.

POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deduction that a publicly held company can take with respect to the compensation of certain of its executive officers to the extent that such compensation exceeds $1 million in a taxable year, unless the compensation qualifies for any of several exceptions provided in the statute, including an exception for "qualified performance-based" compensation. The Company does not expect that the total compensation otherwise deductible for any of the Company's executive officers will exceed the amount of $1 million in any year in the immediate future. Therefore, no action with respect to this limit has been taken by the Company at this time.

COMPENSATION COMMITTEE

     The OMI Board of Directors' Compensation Committee, which is responsible for the administration of OMI's senior executive compensation program, is composed entirely of independent outside directors. The Compensation Committee reviews all aspects of senior executive compensation and recommends to the Board of Directors annual and long-term components of Chief Executive Officer and named executive officer compensation.

                                       COMPENSATION COMMITTEE

                                       Livio M. Borghese
                                       Constantine G. Caras
                                       Marianne K. Smythe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee comprises Messrs. Borghese and Caras and Ms. Smythe all of whom are directors of the Company and none of whom are or were officers of the Company or any of its subsidiaries. During 1996, Emanuel Rouvelas, a partner in the law firm of Preston Gates Ellis & Rouvelas Meeds, was a member of the Compensation Committee. In 1996, the Company retained Preston Gates Ellis and Rouvelas Meeds, Washington, DC to provide legal services to the Company. Total fees paid in 1996 to Preston Gates Ellis and Rouvelas Meeds for services rendered to the Corporation were approximately $883,761. The Company also retained the firm in previous years and paid fees of approximately $1,022,000 and $587,000 for the years ended December 31, 1995 and 1994, respectively during which years Mr. Rouvelas was a member of the Compensation Committee. Management believes that the cost of services so rendered by Preston Gates Ellis and Rouvelas Meeds during the years 1996, 1995 and 1994 were reasonably comparable with the cost of obtaining similar services from an unaffiliated third party. The Company expects to retain Preston Gates Ellis and Rouvelas Meeds in 1997.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the five-year period ended December 31, 1996.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
               AMONG OMI CORP., DOW JONES EQUITY MARKET INDEX AND
                      DOW JONES MARINE TRANSPORTATION INDEX
                         FISCAL YEAR ENDING DECEMBER 31

                    GRAPH REPRESENTATION OF DATA CHART BELOW


                                           1991     1992     1993     1994     1995     1996
                                           ----     ----     ----     ----     ----     ----
OMI Corp.                                   100       56       92       88       86      116
Dow Jones Equity Market Index               100      109      119      120      166      206
Dow Jones Marine Transportation Index       100       88      113      103      118      144

----------

     The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1991, and that all dividends were reinvested.

APPROVAL OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as auditors of OMI and various subsidiaries for the year 1997. A representative of Deloitte & Touche LLP, who were also the auditors of OMI for 1996, is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

     The Board of Directors recommends a vote in favor of ratification of the appointment of Deloitte & Touche LLP as auditors for 1997.

SECTION 16(A) REPORTING

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and holders of more than 10% of the Company's common stock (collectively, "reporting persons") to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the copies of such reports furnished to the Company and written representations from the reporting persons other than executive officers and directors of the Company that no reports on Form 5 were required to be filed, the Company believes that all reports by such reporting persons were timely filed.

OTHER MATTERS

     OMI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

     Copies of OMI's Annual Report on Form 10-K, excluding exhibits, are available to any stockholder, at no charge, by writing to: Corporate Relations Department, OMI Corp., 90 Park Avenue, New York, New York 10016-1302.

SHAREHOLDER PROPOSALS

     Any proposals of stockholders to be presented at OMI's next Annual Meeting must be received at OMI's principal executive offices, 90 Park Avenue, New York, New York 10016-1302, Attention: Secretary, not later than December 5, 1997, for inclusion in OMI's proxy statement and form of proxy relating to that Annual Meeting.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1996 has been mailed to Stockholders.

                                By Order of the Board of Directors

                                FREDRIC S. LONDON
                                Secretary

New York, NY
April 10, 1997

                                                     [LOGO] OMI

                                                      OMI CORP.


                                                      Notice of
                                                 Annual Meeting
                                                            and
                                                Proxy Statement


                                                 Annual Meeting
                                                of Stockholders
                                                   May 13, 1997
                                                      9:00 A.M.
 Printed on
Recycled Paper                                     The New York
  [logo]                                         Helmsley Hotel
                                           212 East 42nd Street
                                                   New York, NY

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 12 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the period of each of the years commencing December 31, 1991 and ending December 31, 1996, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                    OMI CORP.

     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned stockholder ofOMI CORP. (the "Corporation") does hereby constitute JACK GOLDSTEIN, CRAIG H.STEVENSON, JR. and FREDRIC S. LONDON, and each of them, attorneys and proxies withfull power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Stockholders of the Corporation, to be held at The New York Helmsley Hotel, Knickerbocker Suite, Salon D, third floor, 212 East 42nd Street, New York, New York on Tuesday, May 13, 1997 at 9:00 A.M., on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Stockholders, dated April 4, 1997 and at any and all adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS. IF NO SPECIFICATION IS MADE AS TO ANY PROPOSAL, THE SHARES WILL BE VOTED FORTHE ELECTION OF THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                                                 Please mark
                                                your votes as  [ ]
                                                indicated in
                                                this example

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such directions are given with respect to all or some items, as to such items, this Proxy will be voted FOR Proposals 1, and 2.

                                                  ------
                                                  COMMON


The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.

                                                                    WITHHOLD
                                                                    AUTHORITY
                                                                     to vote
Proposal 1:                                             FOR     for all nominees
FOR election of the following three
Class II directors for a three-year term,               [ ]           [ ]
each to hold office until his or her
successor shall be elected and qualified:
Constantine G. Caras, Michael Klebanoff, and Marianne K. Smythe


Proposal 2:
RATIFICATION OF THE        FOR  AGAINST  ABSTAIN
APPOINTMENT OF DELOITTE
& TOUCHE LLP AS AUDITORS   [ ]    [ ]      [ ]     I PLAN TO ATTEND MEETING [ ]
OF THE CORPORATION FOR
THE YEAR 1997.

(To withhold authority to vote for any individual nominee, print that nominmee's name below.)

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Signature(s) _______________________________________    Date__________________


NOTE: Please mark, date, and sign your name as it appears hereon and return in the enclosed envelope. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If signer is a corporation, please sign full corporate name by authorized officer and attach corporate seal. For joint accounts, each joint owner should sign.


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